UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2009

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15295 Alton Parkway, Irvine CA		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendments to Bromfenac License Agreement

ISTA Pharmaceuticals, Inc. (“ISTA”) and Senju Pharmaceutical Co., Ltd. (“Senju”) are parties to a certain License Agreement dated as of March 7, 2002, as amended (the “License Agreement”), pursuant to which Senju has exclusively licensed to ISTA in the United States certain patent rights and know-how pertaining to ophthalmic products containing bromfenac. On December 11, 2009, ISTA and Senju entered into two letter agreements further amending the terms of the License Agreement, by:

•	Expanding the definition of “Territory” to include not only the United States and its possessions, but also Canada and Mexico;

•	Amending the definition of “Net Sales” to delete the cap on permitted deductions for purposes of calculating the running royalty owed by ISTA to Senju.

•

The new definition of Net Sales will apply to royalties generated on and after January 1, 2010, subject to the European Medicines Agency’s (“EMEA”) receipt and acceptance before then of certain written statements required from ISTA and its clinical investigators (the “EMEA Acceptance”), which will enable the EMEA to conduct its GCP Inspections. If the EMEA Acceptance is delayed beyond January 1, 2010, then the effectiveness of the amended Net Sales definition would be similarly delayed until the date of such EMEA Acceptance; and

•

Adding a new provision requiring ISTA to cooperate with Senju in connection with Senju’s efforts to obtain regulatory approval of bromfenac ophthalmic preparation in Europe, South America and the Middle East. However, this provision does not require ISTA to conduct any additional pre-clinical studies, clinical studies, or data analyses, it being agreed that ISTA’s cooperation will be limited to making available information it already has in its possession. ISTA’s cooperation with Senju in this regard will commence upon receipt of the EMEA Acceptance described above.

Assuming a January 1, 2010 effective date of these changes to the License Agreement, ISTA anticipates its gross margin as a percentage of net sales for 2010 will increase by approximately 100 basis points, or 1% of net sales.

The above summary does not purport to be a complete description of the terms of the letter agreements and is qualified in its entirety by reference to the agreements, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report and are incorporated herein by this reference.

Loan Modification Agreement with Silicon Valley Bank

On December 16, 2009, ISTA and Silicon Valley Bank (“SVB”) entered into a Loan Modification Agreement (the “Modification Agreement”), whereby the parties amended the Loan and Security Agreement entered into on December 22, 2005, as amended (the “Loan Agreement”), in order to:

•

increase the amount that the Company may borrow under the revolving credit facility from the lesser of (A) $25.0 million and (B) 80% of eligible accounts receivable, plus the lesser of 25% of net cash or $5.0 million, to the lesser of (X) $25.0 million and (Y) 80% of eligible accounts receivable, plus 25% of net cash (up to $10.0 million);

•

modify the interest rate on outstanding borrowings from SVB’s prime rate plus a margin of either (i) 0.50% for such periods that the Company’s adjusted quick ratio is greater than 1.50:1.00, or (ii) 0.875% for such periods that the Company’s adjusted quick ratio is less than or equal to 1.50:1.00, to SVB’s prime rate plus a margin of 0.25%. In no event shall the interest rate on outstanding borrowings be less than 4.25%;

•	amend the tangible net worth financial covenant from $25.0 million to $30.0 million, measured quarterly; and

•	extend the maturity date from December 31, 2009 to December 31, 2010.

The foregoing description of the Modification Agreement does not purport to be complete and is qualified in its entirety by reference to the Modification Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 relating to the SVB Modification Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Letter Agreement, dated December 11, 2009, by and between Senju Pharmaceutical Co., Ltd and ISTA Pharmaceuticals, Inc.

10.2*	Letter Agreement, dated December 11, 2009, by and between Senju Pharmaceutical Co., Ltd and ISTA Pharmaceuticals, Inc.

10.3	Loan Modification Agreement, dated December 16, 2009, by and between ISTA Pharmaceuticals, Inc. and Silicon Valley Bank.

*	Portions of this exhibit have been omitted pursuant to request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted material has been separately filed with the Securities and Exchange Commission.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

December 17, 2009	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated December 11, 2009, by and between Senju Pharmaceutical Co., Ltd and ISTA Pharmaceuticals, Inc.

10.2*	Letter Agreement, dated December 11, 2009, by and between Senju Pharmaceutical Co., Ltd and ISTA Pharmaceuticals, Inc.

10.3	Loan Modification Agreement, dated December 16, 2009, by and between ISTA Pharmaceuticals, Inc. and Silicon Valley Bank.

*	Portions of this exhibit have been omitted pursuant to request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted material has been separately filed with the Securities and Exchange Commission.